Exhibit 16.1

May 25, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: ASPA Gold Corp.

We have read the statements of ASPA Gold Corp. has included under Item 4.01 of the Form 8-K/A report filed regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with other statements under made under Item 4.01.

Yours truly,

 BehlerMick PS